Exhibit 99.1

LBI Media, Inc. Reports Fourth Quarter and Full Year 2008 Results

2008 Net Revenues Increase 2% to $117.7 million

Burbank, CA – March 31, 2009 – LBI Media, Inc. today reported its financial results for the fourth quarter and year ended December 31, 2008.

“2008 was a challenging yet successful year for LBI Media. Despite the difficult economic environment and the many issues faced by the broadcast industry, we managed to outperform our peers” said Lenard Liberman, the company’s Executive Vice President and Secretary. “While we experienced the challenges of a very difficult advertising market faced by the industry, our ratings and market share grew through strong radio and television programming.”

“Despite the current economic climate, our radio assets have performed well in 2008 with growth across all of our markets, reflecting improved station ratings and increased national advertiser acceptance of our station formats. Our flagship radio stations in Los Angeles and Houston, Que Buena and La Raza, are now the number one stations in their respective markets all day in the Hispanic Adults 18-49 demographic according to the January 2009 PPM. Our flagship radio station in Dallas, La Raza, is also the number one Hispanic station in the market all day in the Hispanic Male 18-34 demographic based on the January 2009 PPM. The ratings success of our radio stations bodes well for our future growth as we seek to convert our audiences into increased advertising dollars.”

“While overall television revenues were down in 2008, we are encouraged by the ratings success of our internally produced programming. We expect our television stations to garner an increasing share of advertising revenues across our markets as we capitalize on our ratings growth as the economy recovers, including both bigger shares on agency buys, as well as increased business with local advertisers.”

“We expect to continue to capitalize on the strength of our content in both radio and television. In July of this year, we plan to launch our national television network, EstrellaTV, which we expect will reach about 70% of all Hispanic television households through both our owned and operated stations, as well as our affiliates. We anticipate that this will allow us to access Hispanic network advertising budgets that we do not have access to today. With EstrellaTV, our affiliate network, and our strong portfolio of stations, we will be in a position to offer our clients unparalleled advertising solutions. Despite the difficult near-term economic conditions, we are committed to continuing to execute our strategy of delivering the best and most creative advertising solutions for our clients, and investing in our content to further increase our ratings success and market shares. With the launch of EstrellaTV, we believe we will solidify our strategic position as a leader of providing content and advertising solutions for a rapidly growing and vibrant Hispanic community.”

Results for the Three Months Ended December 31, 2008

Net revenues decreased 4.5% to $26.4 million for the three months ended December 31, 2008, as compared to $27.7 million for the same period in 2007. The decrease was primarily attributable to decreased advertising revenue in both the company’s television and radio segments, as a result of (i) lower television infomercial advertising, (ii) cancellations in Texas after Hurricane Ike, and (iii) the continued impact of a difficult U.S. economy, which has negatively impacted the advertising environment. These decreases were partially offset by (i) incremental revenues from our television station in Salt Lake City, Utah, and (ii) improved radio performance in Texas.

Total operating expenses increased by $45.3 million, or 180.3%, to $70.4 million for the three months ended December 31, 2008, as compared to $25.1 million for the same period in 2007. This increase was primarily attributable to a $45.0 million increase in broadcast license impairment charges. Excluding the effect of the broadcast license impairment charges, total operating expenses increased $5.3 million, or 26.6%, to $25.3 million for the three months ended December 31, 2008, as compared to $20.0 million for the same period in 2007. The total increase in operating expenses was also attributable to (i) a $2.7 million loss on the sale and disposal of property and equipment in 2008 primarily relating to the write-off of obsolete transmission equipment in our Texas market, (ii) a $1.6 million increase in selling, general and administrative expenses primarily reflecting an increase in station pre-acquisition expenses, (iii) a $0.6 million increase in programming and technical expenses and (iv) a $0.3 million increase in depreciation and amortization.

Adjusted EBITDA1 decreased by $3.6 million, or 36.0%, to $6.3 million for the three months ended December 31, 2008, as compared to $9.9 million for the same period in 2007. This change primarily reflects the decrease in net revenues and increases in programming and technical and selling, general and administrative expenses, as previously discussed.

[1]

We define Adjusted EBITDA as net income or loss plus income tax expense or benefit, net interest expense, interest rate swap expense or income, impairment of broadcast licenses, gain or loss on sale and disposal of property and equipment, depreciation and amortization and other non-cash gains and losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA.

The company reported a net loss of $39.4 million for the three months ended December 31, 2008, as compared to a net loss of $4.9 million for the same period of 2007, an increase of $34.5 million.

Results for the Year Ended December 31, 2008

Net revenues increased by $2.0 million, or 1.8% to $117.7 million for the year ended December 31, 2008, from $115.7 million in 2007. This increase was primarily attributable to increased advertising revenue in all of our radio markets and incremental revenue from our Salt Lake City television station, which we acquired in November 2007. These gains were partially offset by declines in our California and Texas television markets, primarily resulting from lower infomercial advertising, cancellations in Texas resulting from the impact of Hurricane Ike and the general decline in the advertising industry due to the downturn in the U.S. economy.

Total operating expenses increased by $98.4 million, or 122.9%, to $178.4 million for the year ended December 31, 2008 as compared to $80.0 million for the same period in 2007. This increase was primarily attributable to an $83.6 million increase in non-cash broadcast license impairment charges, due to lower net revenue growth projections for the general market broadcasting industry, an increase in discount rates and a decline in cash flow multiples for recent station sales. Excluding the effect of the broadcast license impairment charges, total operating expenses increased by $14.8 million, or 20.6%, to $86.7 million for the year ended December 31, 2008, as compared to $71.9 million for the same period in 2007. The increase in total operating expenses was also attributable to:

•	a $4.0 million decrease in deferred compensation benefit, reflecting the impact of the accrual reduction that the company recorded in 2007;

•	a $2.7 million increase in program and technical expenses, primarily attributable to an increase in the production of new in-house programming;

•

a $3.2 million increase in selling, general and administrative expenses primarily reflecting (a) higher corporate expenses, including increases in salaries, professional fees and station pre-acquisition costs, (b) additional expenses related to our radio station in the Riverside/San Bernardino region of our Los Angeles market and our television station in Salt Lake City, each acquired in the second half of 2007 and (c) higher selling expenses associated with the overall increase in net revenues;

•

a $3.5 million increase in loss on sale and disposal of property and equipment, primarily reflecting the write-off of obsolete property and equipment and damage caused by Hurricane Ike in September 2008;

•

a $1.0 million increase in depreciation and amortization, primarily attributable to the incremental expenses relating to the company’s 2007 asset acquisitions and the completion of construction on two radio tower sites in Texas in the fourth quarter of 2007; and

•	a $0.4 million increase in promotional expenses, primarily reflecting new events conducted by the company’s radio stations in 2008.

Adjusted EBITDA decreased by $0.6 million, or 1.4%, to $44.6 million for the year ended December 31, 2008, as compared to $45.2 million for the same period in 2007. This change primarily reflects increases in programming and technical, selling, general and administrative expenses and a decrease in deferred compensation benefit, partially offset by increased advertising revenue.

We recognized a net loss of $68.3 million for the year ended December 31, 2008, as compared to a net loss of $53.9 million for the same period in 2007, an increase of $14.4 million. The change was primarily attributable to (i) the $83.6 million increase in broadcast license impairment charges and (ii) the $8.8 million loss on note redemption, partially offset by the $74.8 million change in benefit from (provision for) income taxes.

Fourth Quarter 2008 Conference Call

The company will host a conference call to discuss its financial results for the fourth quarter of 2008 on Thursday, April 2, 2009 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 604-9665 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Fourth Quarter 2008 Results Conference Call”, and providing confirmation code 6740817 to the operator. The conference call will be recorded and made available for replay through Thursday, April 9, 2009. Investors may listen to the replay of the call by dialing (888) 203-1112 and then entering the passcode 6740817.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three and twelve months ended December 31, 2008 will be posted on its website at www.lbimedia.com/investors. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The company owns 22 radio stations (fifteen FM and seven AM) and six television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA, Salt Lake City, UT and Phoenix, AZ. The company also owns three television production facilities that it uses to produce television programming.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the company’s radio stations, television stations and studio operations. Forward-looking statements include, but are not limited to, information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see the recent public filings of the company’s parent, LBI Media Holdings, Inc., for information about these and other risks that may affect them. The company and LBI Media Holdings undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)
Net revenues	$26,447	$27,684	$117,705	$115,667

Operating expenses:
Program and technical, exclusive of deferred compensation benefit, depreciation and amortization, loss on sale and disposal of property and equipment, and impairment of broadcast licenses shown below	7,026	6,404	26,441	23,725
Promotional, exclusive of deferred compensation benefit, depreciation and amortization, loss on sale and disposal of property and equipment and impairment of broadcast licenses shown below	1,087	987	3,426	3,033
Selling, general and administrative, exclusive of deferred compensation benefit of $0 for the three months ended December 31, 2008 and 2007, respectively, and $0 and $(3,952) for the year ended December 31, 2008 and 2007, respectively, depreciation and amortization, loss on sale and disposal of property and equipment and impairment of broadcast licenses shown below	11,992	10,378	43,272	40,078
Deferred compensation benefit	—	—	—	(3,952)
Depreciation and amortization	2,553	2,251	10,013	9,006
Loss on sale and disposal of property and equipment	2,683	—	3,512	—
Impairment of broadcast licenses	45,074	5,097	91,740	8,143

Total operating expenses	70,415	25,117	178,404	80,033

Operating (loss) income	(43,968)	2,567	(60,699)	35,634
Interest expense, net of amounts capitalized	(7,381)	(7,512)	(29,811)	(30,513)
Interest rate swap expense	(3,419)	(1,824)	(3,433)	(2,410)
Loss on subordinated note redemption	—	—	—	(8,776)
Equity in loss of equity method investment	(67)	—	(280)	—
Impairment of equity method investment	1	—	(160)	—
Interest and other (expense) income	9	50	27	814

Loss before benefit from (provision for) income taxes	(54,825)	(6,719)	(94,356)	(5,251)
Benefit from (provision for) income taxes	15,439	1,799	26,105	(48,661)

Net loss	$(39,386)	$(4,920)	$(68,251)	$(53,912)

Adjusted EBITDA (1)	$6,342	$9,915	$44,566	$45,189

(1)	Refer to the company’s definition of Adjusted EBITDA on page 1. Also, see the tables at the end of this press release for a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Net revenues:
Radio	15,748	15,566	1%	66,694	61,239	9%
Television	10,699	12,118	-12%	51,011	54,428	-6%

Total	26,447	27,684	-4%	117,705	115,667	2%

Total operating expenses before deferred compensation benefit, depreciation and amortization, loss on sale and disposal of property and equipment and impairment of broadcast licenses:
Radio	9,882	8,955	10%	34,617	30,766	13%
Television	10,223	8,814	16%	38,522	36,070	7%

Total	20,105	17,769	13%	73,139	66,836	9%

Deferred compensation benefit:
Radio	—	—	—	—	(3,952)	-100%

Total	—	—	—	—	(3,952)	-100%

Depreciation and amortization:
Radio	1,278	746	71%	5,099	4,057	26%
Television	1,275	1,505	-15%	4,914	4,949	-1%

Total	2,553	2,251	13%	10,013	9,006	11%

Loss on sale and disposal of property and equipment:
Radio	931	—	100%	1,361	—	100%
Television	1,752	—	100%	2,151	—	100%

Total	2,683	—	100%	3,512	—	100%

Impairment of broadcast licenses:
Radio	26,351	5,097	417%	60,340	8,143	641%
Television	18,723	—	100%	31,400	—	100%

Total	45,074	5,097	784%	91,740	8,143	1,027%

Operating (loss) income:
Radio	(22,694)	768	-3,055%	(34,723)	22,225	-256%
Television	(21,274)	1,799	-1,283%	(25,976)	13,409	-294%

Total	(43,968)	2,567	-1,813%	(60,699)	35,634	-270%

Adjusted EBITDA (3)
Radio	5,866	6,611	-11%	32,077	34,425	-7%
Television	476	3,304	-86%	12,489	18,358	-32%
Corporate	—	—	—	—	(7,594)	100%

Total	6,342	9,915	-36%	44,566	45,189	-1%

(3)	See footnote (1). Also, see the tables at the end of this press release for a reconciliation of operating (loss) income for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$450	$1,697
Accounts receivable, net	18,244	17,780
Current portion of program rights, net	457	321
Amounts due from related parties	175	14
Current portion of notes receivable from related parties	457	449
Current portion of employee advances	744	81
Prepaid expenses and other current assets	1,859	1,163

Total current assets	22,386	21,505

Property and equipment, net	95,745	96,990
Broadcast licenses, net	292,343	382,574
Deferred financing costs, net	7,186	7,872
Notes receivable from related parties	2,399	2,340
Employee advances, excluding current portion	888	1,127
Program rights, excluding current portion	738	228
Notes receivable from parent	9,926	—
Other assets	5,420	2,775

Total assets	$437,031	$515,411

Liabilities and shareholder’s equity
Current liabilities:
Cash overdraft	$395	$—
Accounts payable	4,414	3,739
Accrued liabilities	4,071	3,642
Accrued interest	8,542	8,701
Current portion of long-term debt	1,347	1,239

Total current liabilities	18,769	17,321

Long-term debt, excluding current portion	369,615	358,637
Fair value of interest rate swap	7,627	4,194
Deferred and other income taxes	23,691	49,515
Other liabilities	1,684	1,603

Total liabilities	421,386	431,270

Shareholder’s equity:
Common stock	—	—
Additional paid-in capital	101,856	102,101
Accumulated deficit	(86,211)	(17,960)

Total shareholder’s equity	15,645	84,141

Total liabilities and shareholder’s equity	$437,031	$515,411

Results of Operations (continued):

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands)
Net cash provided by operating activities	$10,743	$10,216	$16,153	$7,095
Add:
Income tax (benefit) expense	(15,439)	(1,799)	(26,105)	48,661
Interest expense and other income, net	7,372	7,462	29,784	29,699
Less:
Amortization of deferred financing costs	(301)	(285)	(1,215)	(1,063)
Amortization of discount on subordinated notes	(62)	(60)	(251)	(105)
Amortization of program rights	(180)	(110)	(593)	(565)
Provision for doubtful accounts	(977)	(555)	(1,906)	(1,376)
Loss on sale of property and equipment	62	—	—	—
Deferred compensation benefit	—	—	—	3,952
Changes in operating assets and liabilities:
Accounts receivable	(3,123)	(1,441)	2,370	1,660
Cash overdraft	(395)	—	(395)	—
Deferred compensation payments	—	—	—	4,377
Program rights	(454)	—	705	—
Amounts due from related parties	22	1	61	(11)
Prepaid expenses and other current assets	661	(62)	696	(188)
Employee advances	6	(49)	424	(59)
Accounts payable and accrued expenses	(1,583)	(982)	(1,086)	1,071
Accrued interest	(4,895)	(4,908)	159	(195)
Deferred taxes payable	15,011	1,483	25,824	(48,642)
Other assets and liabilities	(126)	1,004	(59)	878

Adjusted EBITDA	$6,342	$9,915	$44,566	$45,189

The following is a reconciliation of operating (loss) income to Adjusted EBITDA for the company’s radio division:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands)
Radio division operating (loss) income	$(22,694)	$768	$(34,723)	$22,225
Depreciation and amortization	1,278	746	5,099	4,057
Loss on sale and disposal of property and equipment	931	—	1,361	—
Impairment of broadcast licenses	26,351	5,097	60,340	8,143

Radio division Adjusted EBITDA	$5,866	$6,611	$32,077	$34,425

The following is a reconciliation of operating (loss) income to Adjusted EBITDA for the company’s television division:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands)
Television division operating (loss) income	$(21,274)	$1,799	$(25,976)	$13,409
Depreciation and amortization	1,275	1,505	4,914	4,949
Loss on sale and disposal of property and equipment	1,752	—	2,151	—
Impairment of broadcast licenses	18,723	—	31,400	—

Television division Adjusted EBITDA	$476	$3,304	$12,489	$18,358